UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2011

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60504

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2011, the Board of Directors of Westell Technologies, Inc. (the “Company”) elected Kirk R. Brannock to fill a newly created directorship position. Mr. Brannock also was elected to serve on the Board’s Compensation and Corporate Governance Committee.

Mr. Brannock, 53, completed a telecommunications career spanning more than 30 years in 2010 when he retired from his position as Senior Vice President – Network Services at AT&T, a provider of voice, video, data and broadband delivery services. Prior to that role, Mr. Brannock served in as the Senior Vice President of Core Installation & Maintenance at AT&T, the organization responsible for the delivery and maintenance of voice, broadband and special services for residential and business customers across the nation within the AT&T footprint, a position he held from 2008. From 2004 to 2008, Mr. Brannock was the President of SBC/Ameritech Midwest Network Services, now AT&T, where he was responsible for the launch and initial build-out of the U-Verse IP network in the Midwest. Additionally, Mr. Brannock served on the not-for-profit boards of DayOneNetwork and the Chicago Area Council of the Boy Scouts of America.

In connection with his election to the Board, Mr. Brannock received a grant of 20,000 restricted shares of Class A Common Stock of the Company (with 25% vesting on each anniversary of the grant date). Mr. Brannock will also receive the same compensation as other non-employee directors of the Company. A description of the Company’s director compensation plan is included in the Company’s proxy statement for the 2010 annual meeting of stockholders, which was filed with the SEC on July 29, 2010, under the heading “Director Compensation.”

A copy of the press release announcing the election of Mr. Brannock to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 8, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: February 8, 2011	By:	/s/ Amy T. Forster
Amy T. Forster
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 8, 2011